SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

     CURRENT REPORT
Pursuant To Section 13 Or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 27, 2006

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant
as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646	61-1430858
(Commission File Number)	(IRS Employer Identification No.)

150 INDEPENDENCE DRIVE,
MENLO PARK, CA	94025
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 323-4100

n/a
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Non-Employee Director Compensation Plan

      On April 27, 2006, the Board of Directors of Ultra Clean Holdings, Inc. (“Ultra Clean”) revised its equity compensation plan for non-employee directors to provide that stock options granted under the plan to non-employee directors will vest 12 months after the grant date. Previously stock options granted to non-employee directors of the Company vested over four years. The change to the non-employee director compensation policy was approved on the recommendation of Ultra Clean’s Compensation Committee, which reviewed external benchmarking data provided by the Committee’s independent compensation consulting firm. Each option granted to a non-employee director has an exercise price equal to the fair market value of Ultra Clean common stock on the grant date.

      In addition, the Compensation Committee recommended and the Board approved a proposal that two of Ultra Clean’s non-independent directors, Dipanjan Deb and David ibnAle, be granted compensation for service on Ultra Clean’s Board of Directors. Messrs. Deb and ibnAle had previously waived their rights to receive cash or equity compensation for their service as directors.

Item 8.01. Other Events.

      Following the March 2006 sale by FP-Ultra Clean, L.L.C. of shares of common stock of Ultra Clean in the Company’s public offering, Ultra Clean ceased to be a “controlled company” within the meaning of NASDAQ Rule 4350, as previously disclosed. In order to ensure Ultra Clean’s compliance with NASDAQ requirements that all committees of the Board of Directors be composed of a majority of independent directors during the Company’s transition period from its status as a “controlled company”, Dipanjan Deb resigned from the Compensation and Nominating and Corporate Governance Committees effective April 27, 2006. As a result, the Compensation Committee and the Nominating and Corporate Governance Committee of the Company are currently composed of a majority of independent directors and the Audit Committee is composed solely of independent directors.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	May 2, 2006	By:	/s/ Jack Sexton

			Name:	Jack Sexton
			Title:	Vice President and Chief Financial Officer